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ETF DISTRIBUTION SERVICES AGREEMENT
THIS AGREEMENT made this 5th day of March, 2025, by and between Hotchkis and
Wiley Capital Management, LLC, a Delaware limited liability company (the “Adviser”), and
Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).
WHEREAS, the Distributor and Hotchkis and Wiley Funds (the “Trust”) have entered into an ETF distribution agreement dated as of March 5, 2025, as amended (the “ETF Distribution
Agreement”), whereby the Distributor acts as the principal underwriter of certain series of the
Trust, as listed in Exhibit A to the ETF Distribution Agreement (the “Funds”); and
WHEREAS, the Adviser has agreed to compensate the Distributor to the extent that the
Funds are not authorized to so compensate the Distributor;
NOW THEREFORE, the Adviser and the Distributor hereby agree as follows:
1.Compensation and Expenses.
The Distributor has agreed to provide the services set forth in the ETF Distribution
Agreement, which is attached hereto as Exhibit A, and the Adviser has agreed to pay the
Distributor the compensation set forth in Exhibit B, to the extent the Funds do not make such payments.
2.Term and Termination.
(a)This Agreement will become effective upon the date first set forth above, will continue in effect throughout the term of the ETF Distribution Agreement, and will terminate automatically upon any termination of the ETF Distribution Agreement; provided, however, that, notwithstanding such termination of the ETF Distribution Agreement, the Adviser will continue to pay to Distributor all fees and expenses to which Distributor is entitled pursuant to the ETF
Distribution Agreement for services performed through such termination date.
(b)This Agreement may be terminated by the Adviser upon 60 days’ written notice to the Distributor in the event the Adviser no longer serves as investment adviser to the Funds;
provided that prior to or on such termination date, the Adviser pays to Distributor all compensation due as of such termination date.
3.Limitation of Liability
The Distributor shall not be liable to the Adviser for any action taken or omitted by it in the absence of bad faith, willful misfeasance, gross negligence or reckless disregard by it (or its agents or employees) of its obligations and duties under this Agreement.
4.Notices. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person
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or by email, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

(i) To Distributor:	(ii) If to the Adviser:
Quasar Distributors, LLC Attn: Legal Department Three Canal Plaza, Suite 100 Portland, ME 04101 Telephone: (207) 553-7110 Email: legal@foreside.com	Hotchkis and Wiley Capital Management, LLC Attn: Anna Marie Lopez 601 South Figueroa Street, 39th Floor Los Angeles, CA 90017 Telephone: 213.430.1896 Email: anna.marie.lopez@hwcm.com
5.Transfer Agent
The Distributor and the Adviser agree that in the course of the Distributor’s services that the Distributor may need information from time to time from the transfer agent (“Transfer
Agent”) as depicted below. The Adviser shall promptly notify the Distributor in writing of any changes to the Transfer Agent or its contact information.
U.S. Bank Global Fund Services
615 East Michigan Street, 3rd Floor
Milwaukee, Wisconsin 53202-5207
6.Assignment.
This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This
Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
7.Governing Law.
This Agreement shall be governed by, and interpreted in accordance with, the laws of the
State of Delaware.
8.Miscellaneous.
(a)Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.
(b)This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.
(c)If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and
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not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain such part, term or provision.
(d)This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.
(e)No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.
(f)Invoices for fees and expenses due to Distributor hereunder and as set forth in
Exhibit B hereto shall be sent by Distributor to the address furnished above in Section 4(ii) unless and until changed by Adviser (Adviser to provide reasonable advance notice of any change of billing address to Distributor).
(g)This Agreement has been negotiated and executed by the parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

Hotchkis and Wiley Capital Management, LLC	Quasar Distributors, LLC
By:/s/Anna Marie Lopez Name: Anna Marie Lopez Title: Chief Operating Officer	By: /s/Teresa Cowan Name: Teresa Cowan Title: President
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EXHIBIT A
ETF Distribution Agreement
EXHIBIT B
Compensation
DISTRIBUTION SERVICES FEES

Name	Price	Term
Implementation Fee	$- Payable upon execution	One-time service
Legal Underwriting - Exchange-Traded Products	Asset fee breakdown[1]: Up to $- MM:- basis point $- MM to $-B:- basis point Over $-B:- basis point Subject to an annual minimum of $- per Fund.	Annually recurring
Review of Fund Marketing Material	$- standard review $- per page/minute $- expedited review $- per page/minute
Standard fee per communication
piece for the first 10 pages (minutes
if audio or video)
Fee after 10 pages/minutes
Expedited fee per communication
piece requiring 24 hour expedited
review for the first 10 pages (minutes
if audio or video)
Fee after 10 pages/minutes
(expedited)

Call Center Service (optional)	$-	Annually recurring
Notes: 1 Asset Fee based on total assets in the Funds (calculated and billed monthly).
Recurring fees are subject to standard 3% annual increase.
OUT-OF-POCKET EXPENSES
Reasonable out-of-pocket expenses incurred by the Distributor in connection with the services provided pursuant to the ETF Distribution Agreement. Such expenses may include, without limitation, regulatory filing fees; marketing materials regulatory review fees;
communications; postage and delivery service fees; bank fees; reproduction and record retention fees; travel, lodging and meals.
Notes:
Fees will be calculated and payable monthly.